August 8, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 4.01 of Form 8-K of ESG Inc dated August 8, 2025, and are in agreement with the statements contained in item 4.01(a)(b) therein as they pertain to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/ Prager Metis CPAs, LLC

Hackensack, New Jersey